Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BLUE DOLPHIN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

●	Positive working capital of $9.9 million at September 30, 2024, a $16.0 million improvement compared to December 31, 2023.

●	Adjusted refinery operations segment margin of $1.3 million for the nine months ended September 30, 2024.

Houston, November 15, 2024 / Issuer Direct / -- Blue Dolphin Energy Company (“Blue Dolphin”) (OTCQX:BDCO), an independent refiner and marketer of petroleum products in the Eagle Ford Shale region, announced its financial results for the three and nine months ended September 30, 2024.

Results of Operations

For the three months ended September 30, 2024, Blue Dolphin reported an adjusted refinery operations segment deficit of $4.0 million compared to adjusted refinery operations segment margin of $9.7 million for the three months ended September 30, 2023. Blue Dolphin’s refining margins for the three months ended September 30, 2024 were negatively impacted by less favorable refining margins and lower sales volume. Refinery operations segment margin was also adversely impacted by a $1.9 million inventory impairment due to recognizing inventory at the lower of cost or net realizable value. Blue Dolphin reported tolling and terminaling segment margin of $0.1 million for the three months ended September 30, 2024 compared to $0.2 million for the same period a year earlier. The accompanying earnings release tables provide a reconciliation of adjusted refinery operations segment margin (deficit), a non-GAAP measure, to refinery operations segment margin.

For the nine months ended September 30, 2024, adjusted refinery operations segment margin was $1.3 million compared to adjusted refinery operations segment margin of $28.1 million for the nine months ended September 30, 2023. Blue Dolphin’s refining margins for the nine months ended September 30, 2024 were negatively impacted by less favorable refining margins and lower sales volume.  Refinery operations segment margin was also adversely impacted by maintenance turnaround expenses and a $7.9 million inventory impairment due to recognizing inventory at the lower of cost or net realizable value. Blue Dolphin reported tolling and terminaling segment margin of $0.8 million for the nine months ended September 30, 2024 compared to $2.3 million for the same period a year earlier.

“While third quarter earnings were less than planned due, in part, to soft refining margins, we relied on our balance sheet to support operations,” said Jonathan P. Carroll, Chief Executive Officer of Blue Dolphin Energy Company.

Liquidity and Working Capital

As of September 30, 2024, Blue Dolphin had $1.7 million of cash and cash equivalents and restricted cash compared to $18.7 million as of December 31, 2023. Blue Dolphin had positive working capital of $9.9 million as of September 30, 2024 compared to a working capital deficit of $6.1 million as of December 31, 2023, representing a $16.0 million improvement.

For more information regarding Blue Dolphin’s financial results for the three and nine-month periods ended September 30, 2024, see Blue Dolphin’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2024.

Blue Dolphin Energy Company and Subsidiaries

Earnings Release Tables

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
	(in thousands, except per share amounts)

Total revenue from operations	$82,109	$69,659	$102,554	$242,790	$288,093
Total costs of operations	(86,907)	(76,285)	(93,607)	(244,383)	(260,731)

Income (loss) from operations	(4,798)	(6,626)	8,947	(1,593)	27,362

Total other expense	(1,548)	(1,440)	(1,543)	(4,354)	(4,492)

Income (loss) before income taxes	(6,346)	(8,066)	7,404	(5,947)	22,870
Income tax benefit (expense)	1,346	1,716	(339)	1,221	(612)
Net income (loss)	$(5,000)	$(6,350)	$7,065	$(4,726)	$22,258

Income (loss) per common share
Basic	$(0.34)	$(0.43)	$0.47	$(0.32)	$1.49
Diluted	$(0.34)	$(0.43)	$0.47	$(0.32)	$1.49

Reconciliation of Adjusted Refinery Operations Segment Margin (Deficit) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
	(in thousands)

Refinery operations segment margin (deficit)	$(4,334)	$(4,895)	$9,380	$364	$27,176
Add: depreciation and amortization	302	301	303	904	911
Adjusted refinery operations segment margin (deficit)	$(4,032)	$(4,594)	$9,683	$1,268	$28,087

About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light, sweet-crude, 15,000-barrel per day crude distillation tower with over 1.25 million barrels of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin was formed in 1986 as a Delaware corporation and is traded on the OTCQX under the ticker symbol “BDCO.”  For additional information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725

Cautionary Statements Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements relating to Blue Dolphin’s operations based on management’s current expectations, estimates, and projections about the oil and gas industry. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursue,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or forecasted in such forward-looking statements. The reader should not rely on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Blue Dolphin undertakes no obligation to update publicly any forward-looking statements, whether because of new information, future events, or otherwise.

For a discussion of risk factors that could cause actual results to differ materially from those in the forward-looking statements, please see the factors set forth under the heading “Risk Factors” in Blue Dolphin’s 2023 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this press release could also adversely affect forward-looking statements.

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